Execution Version
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AND DEVELOPMENT AGREEMENT

by and between

CANTEX PHARMACEUTICALS, INC.

and

CHIMERIX, INC.

164666393

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AND DEVELOPMENT AGREEMENT
This LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of July 26, 2019 (the “Effective Date”) by and between CANTEX PHARMACEUTICALS, INC., a Delaware corporation having an address at 1792 Bell Tower Lane, Weston, FL 33326 (“Licensor”) and CHIMERIX, INC., a Delaware corporation having an address at 2505 Meridian Parkway, Suite 100, Durham, NC 27713 (“Licensee”). Licensor and Licensee are sometimes referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Licensor has rights to that certain 2-O, 3-O desulfated heparin polysaccharide known as CX-01;
WHEREAS, Licensee possesses resources and expertise in the development, manufacture, marketing and commercialization of pharmaceutical products; and
WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee certain exclusive licenses in the Territory to research, Develop, make, have made, register, use, sell, offer for sale, distribute, import and export and otherwise Commercialize Products (as defined below) as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:
ARTICLE 1

DEFINITIONS
“Acquiror” has the meaning set forth in Section 15.5.
“Affiliate” means, with respect to either Party, any person, firm, trust, corporation, partnership or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party; for purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof.
“Affordable Care Act” means the Patient Protection and Affordable Care Act, 42 U.S.C. Sections 18001, et. seq. (2010), as amended.
“Agreement” has the meaning set forth in the Preamble.
“Alliance Manager” has the meaning set forth in Section 3.2(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“AML” means acute myeloid leukemia (also known as acute myelogenous leukemia).
“Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or any applicable bankruptcy laws of any other country or Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.
“Breaching Party” has the meaning set forth in Section 13.3(a).
“Business Day” means any day other than a day on which the commercial banks in New York City are authorized or required to be closed.
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.
“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.
“Change of Control” means, with respect to either Party, (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger (including a reverse triangular merger), consolidation, share exchange or other similar transaction involving such Party and any Third Party which results in the holders of the outstanding voting securities of such Party, or any Affiliate that controls such Party directly or indirectly, immediately before such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, or (c) the acquisition by a person or entity, or group of persons or entities acting in concert, of more than fifty percent (50%) of the outstanding voting equity securities of such Party; in all cases of clauses (a)–(c), where such transaction is to be entered into with any person or group of persons other than the other Party or its Affiliates.
“Claims” has the meaning set forth in Section 11.1.
“Clinical Studies” means a research study using human subjects to evaluate biomedical or health-related outcomes, including but not limited to a Phase 1 Study, a Phase 2 Study, a Phase 3 Study or variations of such studies (e.g., Phase 2/3).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“CMC Information” means Information related to the chemistry, manufacturing and controls of a product, as specified by the FDA, EMA and other applicable Regulatory Authorities.
“Combination Product” has the meaning set forth in the definition of Net Sales.
“Commercialization”, with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the commercialization and pre-launch, launch, promotion, detailing, marketing, pricing, reimbursement, sale and distribution of Product, including strategic marketing, sales force detailing, advertising, and market and Product support, and all customer support, Product distribution, invoicing and sales activities.
“Commercially Reasonable Efforts” means, with respect to a Party’s obligations or tasks under this Agreement with respect to the performance of any activities by a Party hereunder, the level of efforts and resources that a company within the pharmaceutical industry and similarly situated to such Party would reasonably devote to a product of similar market potential or profit potential resulting from its own research efforts, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions (including Generic Product market penetration), the profitability of a Product in light of pricing and reimbursement issues, including rebates under risk sharing schemes, reference pricing, cost of goods, and all other relevant scientific, technical and commercial factors.
“Competitive Product” means 2-O, 3-O desulfated heparin (ODSH) for any use in any Field.
“Confidential Information” of a Party means any and all Information that is disclosed by or on behalf of such Party or its Affiliates to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form, that can reasonably be expected by a Party to be treated as confidential.
“Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement), right or covenant to such material, Information, or intellectual property right, and in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.
“CREATE Act” has the meaning set forth in Section 10.3(g)(i).
“CX-01” means a heparinoid that is substantially desulfated at the 2-O and 3-O positions, where the heparinoid is desulfated at least 90% and has an average molecular weight of about 8 kDa to about 15 kDa.
“Default Notice” has the meaning set forth in Section 13.3(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Develop” or “Development” means all activities relating to preparing and conducting non-Clinical Studies, Clinical Studies, and regulatory activities (e.g. preparation of regulatory applications) that are necessary or useful to obtain and maintain Drug Approval of a Product.
“Development Plan” means the comprehensive written development plan that specifies all Development activities for Products, and includes a detailed timeline for performing those activities necessary to obtain Regulatory Approval in the Field in each Major Market Country (such timeline, the “Regulatory Plan”). For each Development activity specified in the Development Plan, the Development Plan will specify the Party that is responsible for such activity, the timeline for initiating and completing such activity and the budget for such activity.
“Development/Regulatory Milestones” has the meaning set forth in Section 8.2(a).
“Dispute” has the meaning set forth in Section 14.1.
“Dollars” or “$” means U.S. dollars.
“Drug Approval” means an approval granted by the appropriate Regulatory Authority to market a Product in the Field in any particular jurisdiction in the Territory; provided, “Drug Approval” includes any and all marketing authorizations in the EU but excludes any and all Pricing and Reimbursement Approvals.
“Effective Date” has the meaning set forth in the Preamble.
“EMA” means the European Medicines Agency or any successor entity.
“EU” means the European Union member states, as constituted on the Effective Date and as it may be expanded from time to time following such date. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom. Notwithstanding the foregoing, the EU will at all times be deemed to include the United Kingdom, whether or not the United Kingdom remains a member state of the EU.
“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.
“FDA” means the U.S. Food and Drug Administration or any successor entity.
“Field” means any and all uses, including all uses in human and non-human animals.
“First Commercial Sale” means, with respect to a particular product in a given country or regulatory jurisdiction, the first sale for monetary value for use or consumption by the end user of such product to a Third Party in a given country or regulatory jurisdiction after Drug Approval has been obtained in such jurisdiction. Sales prior to receipt of Regulatory Approval for such product, such as so-called “treatment IND sales”, “named patient sales”, and “compassionate use sales” shall not be construed as a “First Commercial Sale”.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“First Site Initiation” has the meaning set forth in Section 4.3(a)(i).
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as such standards, practices and procedures may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
“Generic Product” means, with respect to a Product (the “Reference Product”), any pharmaceutical product in a particular regulatory jurisdiction that (a) (i) contains the same active pharmaceutical ingredients as the Reference Product; (ii) is bioequivalent to the Reference Product as determined by the applicable Regulatory Authority in such jurisdiction; and (iii) has one or more Regulatory Authority-approved Indications in such jurisdiction equivalent to any of the Regulatory Authority-approved Indications for the Reference Product in such jurisdiction (except that the references to “such jurisdiction” in this subsection (iii) means, with respect to Regulatory Authority-approved Indications in the Territory, any one or more countries in the Territory); and (b) is sold in such jurisdiction by a Third Party that is not a Sublicensee of Licensee or its Affiliates, and is not otherwise authorized by Licensee or any of its Affiliates, Sublicensees or distributors to sell such product.
“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as such standards may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
“GMP” means the standards relating to current Good Manufacturing Practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products set forth in (a) 21 U.S.C. 351(a)(2)(B), in FDA regulations at 21 C.F.R. Parts 210 and 211 and in The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, or (b) the ICH Guidelines relating to the manufacture of active pharmaceutical ingredient and finished pharmaceuticals, as such standards may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
“ICH Guidelines” means the guidelines of the ICH.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“IND” means an Investigational New Drug Application with the FDA, as defined in the FD&C Act.
“Indemnified Party” has the meaning set forth in Section 11.3.
“Indemnifying Party” has the meaning set forth in Section 11.3.
“Indication” means any disease, disorder or condition that can be prevented, diagnosed or treated, or is otherwise approved in labeling for a pharmaceutical product by an applicable Regulatory Authority, in any area within the Field, including AML and MDS.
“Information” means all data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-Clinical Studies), CMC Information, Regulatory Materials, stability data, manufacturing data and other study data and procedures.
“Inventions” means all ideas, inventions, modifications, improvements or new uses, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.
“JAMS Rules” has the meaning set forth in Section 14.1.
“JDC” has the meaning set forth in Section 3.1(a).
“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
“Licensee” has the meaning set forth in the Preamble.
“Licensee Indemnitees” has the meaning set forth in Section 11.1.
“Licensee Inventions” has the meaning set forth in Section 9.1(a).
“Licensee Know-How” means all Information that (a) is necessary or useful for the Development, manufacture or Commercialization of a Product in the Field and (b) is Controlled by Licensee or its Affiliates during the Term; provided, the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensee after the Effective Date due to a Change of Control of Licensee, except to the extent such Third Party’s Information is Controlled by Licensee (or its Acquiror) or any of its other Affiliates and is necessary for the Development, manufacture or Commercialization of a Product and is used in respect of CX-01 or any Product in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Licensee Patent” means any Patent (other than a Licensor Patent) that (a) claims, generically or specifically, CX-01 or any Product, or the manufacture or use in the Field of CX-01 or any Product, and (b) which is Controlled by Licensee or its Affiliates during the Term; provided, the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensee after the Effective Date due to a Change of Control of Licensee, except to the extent such Third Party’s Information is Controlled by Licensee (or its Acquiror) or any of its other Affiliates and is necessary for the Development, manufacture or Commercialization of any Product and is used in respect of CX-01 or any Product in the Territory.
“Licensee Prosecuted Patents” has the meaning set forth in Section 9.3(a).
“Licensee Technology” means the Licensee Know-How and Licensee Patents.
“Licensor” has the meaning set forth in the Preamble.
“Licensor Indemnitees” has the meaning set forth in Section 11.2.
“Licensor Inventions” has the meaning set forth in Section 9.1(a).
“Licensor Know-How” means all Information that (a) is necessary or useful for the Development, manufacture or Commercialization of a Product in the Field and (b) (i) is Controlled by Licensor or its Affiliates as of the Effective Date or (ii) is Controlled by Licensor or its Affiliates during the Term; provided, the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensor after the Effective Date due to a Change of Control of Licensor, except to the extent such Third Party’s Information is Controlled by Licensor (or its Acquiror) or any of its other Affiliates and is necessary for the Development, manufacture or Commercialization of CX-01 or any Product and is used in respect of a Product in the Territory.
“Licensor Patent” means any Patent (other than a Licensee Patent) that (a) claims, generically or specifically, CX-01 or any Product, or the manufacture or use in the Field of CX-01 or any Product and (b) (i) is Controlled by Licensor or its Affiliates as of the Effective Date, which such Patents are set forth in Schedule 1 hereto, (ii) is Controlled by Licensor or its Affiliates during the Term and claims priority to a Patent Controlled by Licensor or its Affiliates as of the Effective Date, or (iii) is Controlled by Licensor or its Affiliates during the Term; provided, that the use of “Affiliate” in this definition excludes any Third Party that becomes an Affiliate of Licensor after the Effective Date due to a Change of Control of Licensor, except to the extent such Third Party’s Information is Controlled by Licensor (or its Acquiror) or any of its other Affiliates and is necessary for the Development, manufacture or Commercialization of a Product and is used in respect of CX-01 or any Product in the Territory.
“Licensor Technology” means the Licensor Know-How and the Licensor Patents.
“Major Market Countries” means the following countries: the U.S., France, Germany, Italy, Spain, the United Kingdom and Japan.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Market Exclusivity” means, on a country-by-country and Product-by-Product basis, the period of time during the Royalty Term commencing on the date as of which [*].
“Material Impact” means a material adverse impact on the regulatory status or the commercial sales of Product.
“MDS” means myelodysplastic syndrome.
“Milestones” means collectively the Development/Regulatory Milestones and the Net Sales Milestones.
“MTAs” means collectively (a) that certain [*], between Licensor and [*], (b) that certain Material Transfer Agreement, dated as of [*], between [*], (c) that certain Materials Transfer Agreement, dated [*], between Licensor and [*], and (d) such other similar agreements that may exist or be entered into from time to time.
“Net Sales” means, with respect to any Product, the total amount invoiced by Licensee or its Affiliates or Sublicensees (each, a “Selling Party”) to each Third Party receiving such Product in arm’s length transactions, less the following deductions from such total amounts that are actually incurred, allowed, accrued or specifically allocated, each as calculated in accordance with GAAP:

(a)
normal and customary trade, cash and quantity discounts (and including amounts repaid, discounted or credited by reason of risk sharing schemes with any Governmental Authority or any Non-Governmental Authority), actually given, credits, price adjustments or allowances for damaged Product, delayed ship orders, returns or rejections of Product, including recalls and allowances for uncollectible amounts, bad debts, or both on previously sold Products;

(b)
chargeback payments and rebates (or the equivalent thereof) (including amounts repaid, discounted or credited by reason of retroactive price reductions, discounts, or rebates, which are, in each case, imposed upon the Selling Party by any Governmental Authority or any non-Governmental Authority) and other payments required by law to be made under Medicaid, Medicare and other government special medical assistance programs, branded prescription drug fees (or similar taxes, charges, fees, duties, levies or other assessments) due under the Affordable Care Act (or similar legislation), for Product granted to group purchasing organizations, managed healthcare organizations or to federal, state/provincial, local and other governments, including their agencies, purchasers, reimbursers, non-Governmental Authorities, or to trade customers;

(c)
reasonable and customary freight, shipping insurance and other transportation expenses directly related to the sale of Product (if actually borne by the Selling Party without reimbursement from any Third Party);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)	required distribution commissions/fees payable to any Third Party providing distribution services to Licensee to the extent the amount has been invoiced and actually paid by the Licensee; and

(e)
sales, use, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, transportation or delivery of Product (but not including taxes assessed against the income derived from such sale).

In the event that a Product is sold in a given country together with one or more other therapeutically active ingredients or therapies not constituting a Product for a single price (regardless of their packaging) (a “Combination Product”), such Product shall be deemed to be sold in such country for an amount equal to the product of (i) the price at which the Combination Product was sold in such country and (ii) the fraction A/(A+B), where A is the weighted average sale price (by sales volume) in such country during the applicable reporting period of the Product when sold alone, and B is the weighted average sale price (by sales volume) in such country during the applicable reporting period of each other therapeutically active ingredient or therapy included in the Combination Product when sold alone. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages of the Product or other therapeutically active ingredients or therapies than those included in the Combination Product, then Licensee will be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product. If the weighted average sale price cannot be determined for a Product or other therapeutically active ingredients or therapies, the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative fair market value contributed by each component (each Party’s agreement not to be unreasonably withheld, conditioned or delayed).
Upon the sale or other disposal of Product other than in a transaction generating revenues from or based on a sales price for Product (which sales price is either customary or would be reasonably expected), such sale or disposal will constitute a sale with the consideration for the sale being the consideration for the relevant transaction and will constitute Net Sales hereunder or if the consideration is not a monetary amount, such sale or disposal will have the value of whatever consideration has been provided in exchange for the supply. A qualifying amount may be deducted only once regardless of the number of the preceding categories that describe such amount. If a Selling Party makes any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments and payment of any royalties due will be reported with a subsequent quarterly report.
For this definition:
(x)    the transfer of Product by a Selling Party to Licensee or its Affiliates or sublicensees is not considered a sale;
(y)     the transfer of Product by a Selling Party to a contract manufacturer is not considered a sale; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(z)    any disposal of Product for, or use of Product in, non-Clinical Studies, Clinical Studies or as free samples is not a sale under this definition.
For clarity, there is no limit on the quantity of Product that may be used in Clinical Studies. Free samples are permitted within customary limits. The amount of Product transferred pursuant to subsections (x), (y) and (z) of this definition is determined from the books and records of the Selling Party, maintained in accordance with GAAP, but excluding any notes thereto.
“Net Sales Milestones” has the meaning set forth in Section 8.2(b).
“Non-Breaching Party” has the meaning set forth in Section 13.3(a).
“Non-Governmental Authority” means any public body (including the National Institute of Clinical Excellence and the Scottish Medicines Consortium in the United Kingdom; the Institute for Quality and Efficiency in Healthcare in Germany; the Technical Scientific Commission in Italy; the Directorate of Pharmacy and Healthcare Products in Spain; the National Union of Health Insurance Funds and the National Authority of Health in France; and Health Canada in Canada) or non-Governmental Authority (including “Sick Funds” in Germany) with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of pharmaceutical products, including those with authority to enter into risk sharing schemes or to impose retroactive price reductions, discounts, or rebates.
“Oncology Field” has the meaning set forth in Section 4.1.
“Paragraph IV Notice” has the meaning set forth in Section 9.4(f).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means (a) pending patent applications, issued patents, utility models and designs anywhere in the world; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.
“Payee” has the meaning set forth in Section 8.6.
“PDF” means Adobe™ Portable Document Format sent by electronic mail.
“Phase 1 Study” means a human clinical trial with the endpoint of determining initial tolerance, safety or pharmacokinetic information in single dose, single ascending dose, multiple dose or multiple ascending dose regimens, as described in 21 C.F.R. § 312.21(a) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the U.S.
“Phase 2 Study” means a human clinical trial with the principal purpose being a preliminary determination of safety and efficacy in the target patient population over a range of doses and dose

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

regimens, as described in 21 C.F.R. § 312.21(b) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the U.S.
“Phase 3 Study” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that such compound or product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support regulatory approval of such compound or product for such indication or label expansion of such compound or product.
“Phase 3 Study Approval” has the meaning set forth in Section 4.3(a)(i).
“Pricing and Reimbursement Approval” means (a) the governmental approval, agreement, determination or decision establishing prices for a Product that can be charged in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price of pharmaceutical products, and (b) the approval, agreement, determination or decision recommending or approving a Product for use or establishing the prices for a Product that can be reimbursed in regulatory jurisdictions where the applicable Governmental Authority or Non-Governmental Authority approves, determines or recommends the reimbursement or use of pharmaceutical products; provided, that in all cases Pricing and Reimbursement Approval shall only be deemed obtained after Drug Approval has been obtained in the applicable jurisdiction.
“Product” means any pharmaceutical product preparation (including any and all forms, presentations, dosages, and formulations) for use for any and all Indications in the Field containing CX-01, any salt, solvate, hydrate, polymorph or co-crystal of CX-01, or any improvement or variation made by Licensor or Licensee to CX-01, in any mode of administration, alone or in combination with any other active agent, including any new dosage strengths, presentations, formulations, methods of administration and line extensions developed by Licensor or Licensee pursuant to the terms of this Agreement.
“Publication” has the meaning set forth in Section 12.3.
“Pyramid Agreement” means that certain Master Service Agreement, dated as of August 14, 2015, between Pyramid Laboratories Inc. and Licensor.
“Reference Product” has the meaning set forth in the definition of Generic Product.
“Regulatory Approval” means (a) Drug Approval and all other approvals necessary for the commercial sale of a Product in a given country or regulatory jurisdiction without any post-marketing commitments; and (b) Pricing and Reimbursement Approval (but only in those countries or regulatory jurisdictions where Pricing and Reimbursement Approval is required by Law for commercial sale).
“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority or Non-Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or jurisdiction in the Territory, other than a Patent, that limits or prohibits a Person from [*].
“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, INDs, Drug Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority to research, Develop, manufacture, market, sell or otherwise Commercialize any Product in a particular country or jurisdiction.
“Regulatory Plan” has the meaning set forth in the definition of Development Plan.
“Royalty Term” has the meaning set forth in Section 0.
“SEC” has the meaning set forth in Section 12.4(d).
“Section 365(n)” means Section 365(n) of the Bankruptcy Code or analogous provisions of the bankruptcy laws of any Governmental Authority.
“Selling Party” has the meaning set forth in the definition of Net Sales.
“Sublicensee” means any entity, other than an Affiliate of Licensee, to whom Licensee assigns, grants, conveys, licenses, or transfers any rights to research, Develop, Commercialize, manufacture or otherwise exploit a Product, including any sublicense validly granted pursuant to Section 2.1(b).
“Supply Agreement” means that certain Supply Agreement, dated as of October 5, 2015, between Licensor and Scientific Protein Laboratories LLC.
“Term” has the meaning set forth in Section 13.1.
“Territory” means all countries and territories in the world.
“Territory Infringement” has the meaning set forth in Section 9.4(a).
“Third Party” means any entity other than Licensor or Licensee or an Affiliate of either of them or any contract manufacturer.
“Third Party Patent Claim” has the meaning set forth in Section 0.
“Treatment” has the meaning set forth in Section 4.1.
“U.S.” means the United States of America, including all possessions and territories thereof.
“Valid Claim” means a pending claim or claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal (other than a petition to the United States Supreme Court for a writ of certiorari), provided that if any such pending claim does not issue within three (3) years from its earliest priority date, such pending claim will cease to be a Valid Claim unless and until actually issued.
ARTICLE 2

LICENSES
2.1    License to Licensee.
(a)    License Grant to Licensee. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor) license, with the right to grant sublicenses as permitted under Section 2.1(b), under the Licensor Technology (including any Licensor Inventions), to research, Develop, make, have made, register, use, sell, offer for sale, import and export and otherwise Commercialize Products in the Field in the Territory.
(b)    Sublicense Rights. Licensee may grant sublicenses through multiple tiers (i) of the licenses granted in Section 2.1(a), or (ii) of any rights to distribute and/or sell any Product in the Field in the Territory, to any Affiliate or Third Party without the approval of Licensor unless such sublicense constitutes an exclusive grant to a Third Party of Licensee’s rights to Develop and Commercialize a Product in a Major Market Country, in which case such sublicense shall require the prior written approval of Licensor, which approval will not be unreasonably withheld, conditioned or delayed; provided that in all events (1) Licensee shall remain responsible for the performance of its Sublicensees hereunder and must not grant any rights that are inconsistent with the rights granted to and obligations of Licensee hereunder; and (2) Licensee shall, upon Licensor’s written request, provide Licensor with a copy of each sublicense agreement for its Sublicensees (for the avoidance of doubt, excluding any sublicense agreement with any Affiliate of Licensee), which may be reasonably redacted to exclude Sublicensee proprietary information, within thirty (30) days of execution, which copy shall be treated as Confidential Information of Licensee hereunder.
2.2    License to Licensor. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor a non-exclusive license, under the Licensee Technology and the Licensor Technology, to Develop Products solely in accordance with, and solely for the purposes of, performing Licensor’s obligations under Section 4.3(a).
2.3    Negative Covenants.
(a)    Licensee will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Licensor Technology outside the scope of the licenses granted to it under Section 2.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Licensor will not, and will not permit any of its Affiliates or licensees to, use or practice any Licensee Technology or Licensor Technology outside the scope of the licenses granted to it under Section 2.2.
2.4    Exclusivity Covenant. The Parties, their Affiliates, and their respective sublicensees will not, directly or through any Third Party, other than pursuant to this Agreement, develop, register, manufacture, have manufactured, import, export, market, distribute or sell in the Territory any Competitive Products until the [*] of the termination of this Agreement. For clarity, the provisions of this Section 2.4 shall continue to apply with respect to those jurisdictions where this Agreement remains in effect in the event of a partial termination of this Agreement. Notwithstanding the foregoing, in the event of a Change of Control of a Party, nothing in this Section 2.4 shall be construed to limit or restrict the activities or operations of the Acquiror or its Affiliates (other than the acquired Party and the pre-acquisition Affiliates of the acquired Party).
2.5    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
ARTICLE 3

GOVERNANCE
3.1    Joint Development Committee.
(a)    Formation and Role. Within thirty (30) days after the Effective Date, the Parties will establish a joint development committee (the “JDC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JDC is:
(i)    to review, discuss and approve the overall strategy for the Development and Regulatory Approval of Products in the Field in the Territory;
(ii)    to review and discuss the overall performance of the Parties pursuant to this Agreement and to compare such performance to the objectives outlined in the Development Plan and to the diligence obligations set forth in Section 4.3;
(iii)    to review, discuss and approve any amendments to the Development Plan (including the Regulatory Plan);
(iv)    to perform such other functions as appropriate to further the purposes of this Agreement as expressly set forth in this Agreement or as mutually determined by the Parties in writing.
The JDC has only the powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement. The JDC has no power to interpret, amend, modify, or waive compliance with this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Members. Each Party will initially appoint two (2) representatives to the JDC, each of whom will be an officer or employee of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time by mutual consent of its members and each Party may replace its representatives at any time upon written notice to the other Party; provided, however, that the JDC will at all times consist of an equal number of members appointed by each Party. If a JDC representative from either Party is unable to attend or participate in a meeting of the JDC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting. The JDC will have a chairperson, who will be elected, on an annual basis, alternately by Licensor or Licensee. The Licensee will elect the initial chairperson. The role of the chairperson is to convene and preside at all meetings of the JDC and to ensure the preparation of meeting minutes, but the chairperson has no additional powers or rights beyond those held by other JDC representatives.
(c)    Meetings. The JDC will meet at least one (1) time per Calendar Quarter until the date on which there are no further Development activities ongoing in respect of the Product. Either Party may also call a special meeting of the JDC (including by videoconference or teleconference) upon at least ten (10) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party will provide the JDC no later than ten (10) Business Days before the special meeting with materials reasonably adequate to enable an informed decision to be made by its members. The JDC may meet in person, by videoconference or by teleconference, provided, however, at least two (2) meetings per Calendar Year occur in person at a mutually agreeable location or alternating each meeting between (i) Durham, North Carolina, and (ii) Miami, Florida or Weston, Florida. Each Party will pay for its own expenses relating to such meetings. As appropriate, other employee representatives or agents of the Parties may attend JDC meetings as non-voting observers or presenters. The chairperson of the JDC will prepare reasonably detailed written minutes of all JDC meetings that reflect and include all material decisions made at such meetings. The JDC chairperson will send draft meeting minutes to each member of the JDC for review and approval within ten (10) Business Days after each JDC meeting. Such minutes will be approved unless one or more members of the JDC object to the accuracy of such minutes within ten (10) Business Days of receipt.
(d)    Decision Making. Actions to be taken by the JDC will be taken only following unanimous vote, with each Party having one (1) vote representing the views of its members. If the JDC fails to reach unanimous agreement on a matter before it for decision for a period in excess of ten (10) Business Days, then either Party may at any time thereafter provide the other written notice specifying the terms of such dispute in reasonable detail and the chief executive officers of each Party shall meet at a mutually agreed upon time and location for the purpose of resolving such dispute. If they are not able to resolve such dispute in a mutually agreeable manner, then the President of Licensee (or his or her designee) may cast the deciding vote for the JDC. Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party will delegate to or vest in any such rights, powers, or discretion in the JDC, unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.2    Alliance Manager.
(a)    Appointment. Within thirty (30) days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative of such Party having a general understanding of pharmaceutical development and commercialization issues sufficient to act as its alliance manager under this Agreement (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party.
(b)    Specific Responsibilities. The Alliance Managers will serve as the primary administrative contact point between the Parties for the activities under this Agreement for the purpose of providing each Party with information on the Development and Regulatory Approval of each Product in the Field in the Territory and shall have the following responsibilities:
(i)    facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;
(ii)    coordinate the various functional representatives of each Party, as appropriate, in developing and executing strategies and plans;
(iii)    assist the integration of teams across functional areas;
(iv)    assist the JDC in identifying and raising cross-Party or cross-functional disputes in a timely manner; and
(v)    perform such other functions as agreed by the Parties.
3.3    Good Faith. In conducting themselves as a member of the JDC or as an Alliance Manager, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will try to reach consensus on all matters before them. In exercising any decision-making authority granted to it under this ARTICLE 3, each Party will conduct its discussions in good faith with a view toward operating for the mutual benefit of the Parties and in furtherance of the successful collaboration, Development and Commercialization of Products in the Territory. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of their respective Affiliates will be required to take, or will be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with Laws.
3.4    Scope of Governance. The Parties agree not to share or discuss any Confidential Information beyond the scope of the collaboration contemplated by this Agreement. Each Party acknowledges and agrees that the JDC members and participants will receive Confidential Information in connection with JDC meetings. Each Party will ensure that its JDC members and other participants are informed that they should regard all JDC-related information as Confidential Information.
ARTICLE 4

PRODUCT DEVELOPMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.1    Overview. The Parties desire and intend to collaborate with respect to the Development of Products, with an emphasis on Products for the treatment, control, mitigation, prevention, cure or diagnosis (collectively, “Treatment”) of oncology Indications (the “Oncology Field”), as and to the extent set forth in this Agreement. As between the Parties, and subject to Licensor’s rights at the JDC in accordance with ARTICLE 3, Licensee will be responsible for all aspects of the Development of Products. Notwithstanding the foregoing, the Parties agree that Licensor will be responsible for preparing and delivering to Licensee, in a reasonably organized and readable format standard for a final Clinical Study report, the complete results and data from the Phase 2 Study titled “A Randomized, Phase II Study of CX-01 Combined With Standard Induction Therapy for Newly Diagnosed Acute Myeloid Leukemia” when available after the Effective Date. Licensee will bear all of the costs and expenses incurred in connection with all Development activities.
4.2    Development Plan.
(a)    Initial Development Plan. Following the Effective Date, the Parties will use their respective reasonable best efforts to negotiate and finalize an initial Development Plan in respect of the Oncology Field as promptly as practicable, and in any event, within sixty (60) days following the Effective Date.
(b)    Amendments. The JDC will periodically review, and, as required, prepare amendments to the Development Plan, for review and comment by the Parties. Such proposed amended Development Plan will reflect any changes (including additions) to the Development of Products in the Field in the Territory. Once approved by the JDC, the amended Development Plan will become effective and supersede the previous Development Plan as of the date agreed to in writing by the Parties. Amendments to the Development Plan will only be effective if made pursuant to this Section 4.2(b).
4.3    Diligence.
(a)    Licensee’s Obligations. Licensee shall use Commercially Reasonable Efforts to Develop at least one Product in each of the [*] in accordance with the Development Plan. Without limitation of the foregoing, Licensee shall use Commercially Reasonable Efforts to adhere to the following timelines:
(i)    Within twelve (12) months after [*];
(ii)    Within twenty-four (24) months after the [*];
(iii)    Within nine (9) months from the delivery of the [*].
(b)    Licensor’s Obligations. In the event that any Development activities are allocated to Licensor in the Development Plan, Licensor shall conduct such activities using Commercially Reasonable Efforts, in a timely and efficient manner, and in all cases in accordance with the timelines set forth in the Development Plan.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.4    Data Exchange and Use. Subject to the terms and conditions of this Agreement, (a) Licensor will promptly provide to Licensee (i) all Information obtained by Licensor or any of its licensees related to Products and (ii) all safety data related to Licensor’s programs unrelated to the foregoing, and (b) Licensor will cooperate in good faith to provide Licensee access to and reasonable assistance with all Licensor Technology and other Confidential Information as may be required for Licensee to exercise the rights and licenses explicitly granted and to perform its obligations hereunder.
4.5    Compliance with Laws. Each Party will conduct its activities under this Agreement in a good scientific manner and comply in all material respects with all Laws, including applicable national and international guidelines such as ICH, GCP and GLP.
ARTICLE 5

REGULATORY MATTERS
5.1    Regulatory Responsibilities.
(a)    Licensee will be responsible for all regulatory submissions and will control all regulatory activities with respect to Products in the Territory, including safety reporting, analysis and strategy. Licensor will provide timely support to Licensee with respect to such regulatory activities at Licensee’s cost (other than minor consultation, clerical assistance and other assistance resulting in immaterial expenses, which shall be the responsibility of Licensor) and will, at Licensee’s request, promptly transfer all Regulatory Materials and Information in its possession or under its Control related to CX-01 or any Product to Licensee.
(b)    Licensee will be the primary interface with and will otherwise handle all correspondence, meetings and other interactions with the relevant Regulatory Authorities concerning regulatory activities related to Products in the Field in the Territory, and Licensee will prepare and file any and all Regulatory Materials for each Product in the Field in the Territory at its sole expense in accordance with the Regulatory Plan. Licensor will assist and cooperate, at Licensee’s expense, with Licensee in connection with the preparation and filing of such Regulatory Materials, as reasonably requested by Licensee. Such cooperation will include promptly responding within procedural timelines set by Regulatory Authorities to any reasonable request from Licensee for Licensor Know-How needed for the Regulatory Materials.
(c)    Unless the Parties otherwise agree in writing: (i) except as expressly contemplated by this Section 5.1, Licensor will not communicate with respect to any Product in the Field with any Regulatory Authority having jurisdiction in the Territory, unless so ordered by such Regulatory Authority, in which case Licensor will provide prompt (but in any event within 2 business days) notice to Licensee of such order and all details thereof; and (ii) except as expressly contemplated by this Section 5.1, Licensor will not submit any Regulatory Materials or seek Regulatory Approvals for any Product in the Field in the Territory.
(d)    Licensee shall provide Licensor with reasonable advance notice of any scheduled significant meeting with the FDA or EMA relating to any Regulatory Approval for a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Product, and Dr. Stephen Marcus, as a representative of Licensor (or a reasonably acceptable replacement if Dr. Marcus is not available), shall, to the extent permitted by the FDA or EMA, as applicable, have the right to attend any such meeting at Licensor’s expense. Licensee shall promptly inform (including by providing redacted copies upon request) Licensor about any significant interaction (oral or written) with a Regulatory Authority.
5.2    Regulatory Costs. Licensee will pay for all of its costs and expenses related to the preparation, filing and maintenance of all Regulatory Materials and Regulatory Approvals for each Product in the Field in the Territory.
5.3    Regulatory Materials. During the Term, Licensor will provide Licensee with access, free of charge, to all Licensor Know-How then in existence and in Licensor’s possession that constitutes pre-clinical or clinical data, CMC Information and manufacturing data relating to any Product. Licensor will support Licensee, as reasonably requested by Licensee and at Licensee’s cost (other than minor consultation, clerical assistance and other assistance resulting in immaterial expenses, which shall be the responsibility of Licensor), in obtaining Regulatory Approvals in the Territory, including providing necessary documents or other materials required by Laws to obtain Regulatory Approval in the Territory, all in accordance with the terms and conditions of this Agreement.
5.4    No Harmful Actions. If Licensee reasonably believes that Licensor is taking or intends to take any action with respect to any Product that is substantially likely to have a Material Impact upon the Development or regulatory status of any Product in the Territory, Licensee may bring the matter to the attention of the JDC. Except as required by applicable Laws, Licensor will not proceed with any such action or alternative course of action until it is approved by the JDC in accordance with Section 3.1(d).
5.5    Notification of Threatened Action. Each Party will immediately, but in no event later than ten (10) days after receipt, notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may affect the Development or regulatory status of any Product. Upon receipt of such information, the Parties will consult with each other to arrive at a mutually acceptable procedure for taking appropriate action.
ARTICLE 6

MANUFACTURE AND SUPPLY
6.1    Supply. Licensor shall assign, grant, convey and transfer to Licensee all of the rights, title and interests of Licensor in and to the Supply Agreement and the Pyramid Agreement effective as of the Effective Date. In furtherance thereof, concurrently with the execution and delivery of this Agreement, Licensor shall deliver to Licensee, in respect of each of such agreements, an appropriate assignment and consent form duly executed by all parties to the applicable agreement. In addition, Licensor will, promptly after the Effective Date, transfer at no additional cost to Licensee (other than for mutually agreed upon, actual out-of-pocket costs for full time equivalent (FTE) resources from Licensor's contract manufacturing organization to transfer manufacturing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

technology), Licensor’s (i) existing CX-01 inventory of GMP and non-GMP bulk active pharmaceutical ingredient and bulk drug product, such transfer to be accompanied by appropriate representations, warranties, covenants and conditions as to GMP compliance, and (ii) the manufacturing technology developed by Licensor to date and controlled by Licensor with respect to the manufacture of CX-01.

ARTICLE 7

COMMERCIALIZATION
7.1    Overview. Subject to the terms and conditions of this Article 7, as between the Parties, Licensee will be responsible for all aspects of the Commercialization of Products in the Field in the Territory. Licensee will bear all of the costs and expenses incurred in connection with such Commercialization activities.
7.2    Diligence. Upon obtaining Regulatory Approval of a Product in a Major Market Country, Licensee will use Commercially Reasonable Efforts to Commercialize such Product in the approved Indication in such Major Market Country, with Licensor’s timely assistance, if reasonably requested by Licensee and at Licensee’s sole cost. Notwithstanding anything herein to the contrary, Licensee’s commitment to use Commercially Reasonable Efforts as set forth herein shall not preclude the suspension or discontinuance of the Development or Commercialization of any Product, if appropriate, based on the application of Commercially Reasonable Efforts. Licensor hereby acknowledges and agrees that Licensee and its Affiliates make (and have made) no representation or warranty, either express or implied, at law or in equity, that it will be able to successfully achieve the Milestones, or that it will be able to achieve any amount of Net Sales, and Licensor specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made by any individual or entity. Except as set forth in Section 2.4, nothing in this Agreement shall limit or restrict the right of Licensee or its Affiliates to Develop, make regulatory filings, obtain Regulatory Approvals with respect to, or Commercialize any product or to engage in any business or other activity.
7.3    Pricing. Licensee will determine all pricing of Products in the Field in the Territory. For the avoidance of doubt, Licensor does not have any right to direct, control, or approve Licensee’s pricing of Products in the Field in the Territory.
ARTICLE 8

COMPENSATION
8.1    Upfront Payment.
(a)    Cash Consideration. In consideration of the rights granted to Licensee herein, Licensee will pay to Licensor a one-time, non-refundable, upfront fee of Thirty Million Dollars ($30,000,000) within five (5) Business Days following the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Equity Consideration. In consideration of the rights granted to Licensee herein, Licensee will issue to Licensor, within five (5) Business Days following the Effective Date, ten million (10,000,000) shares (the “Shares”) of Licensee’s common stock, par value $0.001 per share (the “Common Stock”). The Shares shall be subject to a one-year lock up and Licensor shall be entitled to registration rights with respect to such Shares, all as set forth in the form agreement attached to this Agreement as Exhibit A (the “Lock Up Agreement”).
8.2    Milestone Payments.
(a)    Development/Regulatory Milestone Payments. In addition to the payment set forth in Section 8.1, Licensee will pay the following one-time Development/regulatory milestone payments (the “Development/Regulatory Milestones”) to Licensor, each within thirty (30) days after the first achievement of each Development/Regulatory Milestone event indicated below:

	Development/Regulatory Milestone Event	Milestone Payment
1.	[*]	$[*]
2.	[*]	$[*]
3.	[*]	$[*]
4.	[*]	$[*]
5.	[*]	$[*]
6.	[*]	$[*]
7.	[*]	$[*]
The Development/Regulatory Milestone payments set forth in this Section 8.2(a) are payable only once, the first time the Development/Regulatory Milestone event is achieved. For clarity, this means that the total maximum amount of Development/Regulatory Milestone payments payable under this Section 8.2(a) is $202,500,000.
(b)    Net Sales Milestone Payments. In addition to the payment set forth in Section 8.1, Licensee will make the following, one-time milestone payments (the “Net Sales Milestones”) to Licensor when the aggregate Net Sales of all Products in the Territory first reach the specified amount listed in the “Net Sales Milestone Event” column below in any Calendar Year:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

	Net Sales Milestone Event	Milestone Payment
1.	Net Sales of Products in a Calendar Year in the Territory exceed One Hundred Million Dollars ($100,000,000)	$[*]
2.	Net Sales of Products in a Calendar Year in the Territory exceed Two Hundred Fifty Million Dollars ($250,000,000)	$[*]
3.	Net Sales of Products in a Calendar Year in the Territory exceed Five Hundred Million Dollars ($500,000,000)	$[*]
4.	Net Sales of Products in a Calendar Year in the Territory exceed One Billion Dollars ($1,000,000,000)	$[*]
5.	Net Sales of Products in a Calendar Year in the Territory exceed Two Billion Dollars ($2,000,000,000)	$[*]

Each Net Sales Milestone in this Section 8.2(b) is separate and will be paid only once, the first time the Net Sales Milestone event is achieved. The maximum amount payable to Licensor pursuant to this Section 8.2(b) will be $385,000,000. Licensee will notify Licensor in writing within thirty (30) days after the end of the Calendar Quarter in which the applicable Net Sales Milestone Event is achieved and payment shall accompany such report.
8.3    Royalties.
(a)    Royalty Rates. Licensee will pay to Licensor royalties on Net Sales of all Products in the Territory during the Royalty Term, as calculated by multiplying the applicable royalty rate set forth below (subject to reductions as set forth herein) by the corresponding amount of incremental, aggregated Net Sales of all Products in the Territory in such Calendar Year.

Annual Net Sales of all Products in the Territory	Royalty Rate
For that portion of annual Net Sales less than or equal to [*]	[*]%
For that portion of annual Net Sales greater than [*] but less than [*]	[*]%
For that portion of annual Net Sales equal to or greater than [*] but less than [*]	[*]%
For that portion of annual Net Sales equal to or greater than [*] less than [*]	[*]%
For that portion of annual Net Sales equal to or greater than [*]	[*]%

(b)    Royalty Term. Licensee will pay to Licensor royalties on Net Sales of Products under this Section 8.3 on a country-by-country basis, during the period in which [*] (the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Royalty Term”). Upon the expiry of the Royalty Term in a given country, the license granted to Licensee pursuant to Section 2.1(a) will become a fully paid-up and royalty-free license for that country.
(c)    Royalty Reduction During Market Exclusivity. During the period of the Royalty Term where only Market Exclusivity remains, on a country-by-country and Product-by-Product basis, the royalty rates payable on Net Sales of such Product within such country of the Territory shall be reduced by [*].
(d)    Royalty Reduction for Third Party License. If Licensee reasonably determines it is necessary to seek or obtain a license from any Third Party to Develop or Commercialize a Product in any country in the Territory, then Licensee may offset against royalties otherwise due to Licensor under this Agreement with respect to such country an amount equal to [*] of any royalties or other license fees/payments actually paid by Licensee to such Third Party under such license; provided that in no event will the royalties payable by Licensee in any Calendar Quarter with respect to any country be reduced by more than [*] as a result of this Section 8.3(d). Notwithstanding the foregoing, any excess amounts that would have otherwise been deducted in such Calendar Quarter pursuant to this Section 8.3(d) shall be deducted from royalties otherwise due to Licensor under this Agreement with respect to such country in successive Calendar Quarters until the credit has been realized in full.
(e)    Royalty Reports and Payments. Within thirty (30) days following the end of each Calendar Quarter commencing with the Calendar Quarter in which the First Commercial Sale of Product is made anywhere in the Territory, Licensee shall provide Licensor with a report containing the following information for such Calendar Quarter, on a country-by-country basis: (i) the amount of gross sales of Product in the Territory, (ii) an itemized calculation of Net Sales in the Territory showing deductions provided for in the definition of “Net Sales” and any rebates that are known to be required in respect of the Calendar Quarter in question, (iii) the conversion of such Net Sales from the currency of sale into Dollars, and (iv) the calculation of the royalty payment due on such sales, showing the application of the reduction, if any, made in accordance with the terms of Section 8.3(d). If and to the extent that Licensee identifies an error in a prior royalty report, it shall set forth the error and related calculations in the current royalty report. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay in Dollars all amounts due (adjusted to correct any errors in a prior report) to Licensor pursuant to this Section 8.3 with respect to Net Sales by Licensee, its Affiliates and their respective Sublicensees for such Calendar Quarter.
8.4    Blocked Currency. In each country in the Territory where the local currency is blocked and cannot be removed from the country, Licensee will pay to Licensor royalties accrued on Net Sales in such country in the equivalent amount in Dollars.
8.5    Foreign Exchange. Conversion of sales recorded in local currencies to Dollars will be calculated, on a quarterly basis, using the average daily closing rate of exchange for Calendar Quarter as reported in the Financial Times (London edition) in the Calendar Quarter before the date of payment.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.6    Payment Method; Late Payments. Each Party will make all payments due hereunder in Dollars by wire transfer of immediately available funds into an account designated by the Party that is owed such payment (such Party, the “Payee”). If the Payee does not receive payment of any sum due to it on or before the due date, simple interest will thereafter accrue on the sum due to the Payee until the date of payment at the per annum rate of the then-current prime rate as reported in The Wall Street Journal plus [*], or the maximum rate allowable by Laws, whichever is lower. Notwithstanding the foregoing, a Party making a payment pursuant to this Agreement shall not be deemed to have made a late payment, and no interest shall be due pursuant to this Section 8.6, if the payment is not made by the due date as a result of the Payee’s efforts to reduce or eliminate a tax applicable to such payment pursuant to Section 8.9(c) solely upon and pursuant to the request of the other Party, provided the paying Party makes the required payment (net of applicable withholding taxes) as soon as practicable after the tax issue is resolved.
8.7    Records. Each Party will keep (and will ensure that its Affiliates and sublicensees keep) such records as are required to determine, in accordance with GAAP or international financial reporting standards, as applicable, and this Agreement, the sums or credits due under this Agreement, including Net Sales. Each Party will retain all such books, records and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Laws. Each Party will require its sublicensees to provide to it a report detailing the foregoing expenses and calculations incurred or made by such sublicensee, which report will be made available to the other Party in connection with any audit conducted by such other Party pursuant to Section 8.8.
8.8    Audits. Each Party may have an independent regional or national certified public accounting firm, reasonably acceptable to the audited Party, have access during normal business hours, and upon reasonable prior written notice, to examine only those records of the audited Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years before such Party’s request, the correctness or completeness of any report or payment made under this Agreement; provided, however, the audited Party shall not be required to provide, and neither the auditing Party nor the independent certified public accountant engaged by the auditing Party shall be entitled to review, the tax returns or tax records of the audited Party or those of its Affiliates and sublicensees. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Reports of the results of any such examination will be (a) limited to details of any discrepancies in the audited Party’s records relating to Product together with an explanation of the discrepancy and the circumstances giving rise to the discrepancy (b) made available to both Parties and (c) subject to Article 12. If the audit report concludes that (i) additional amounts were owed by the audited Party, the audited Party will pay the additional amounts, with interest from the date originally due as provided in Section 8.6 or (ii) excess payments were made by the audited Party, the auditing Party will reimburse such excess payments, without interest, in either case ((i) or (ii)), within thirty (30) days after the date on which such audit report is delivered to both Parties. The Party requesting the audit will bear the full cost of the performance of any such audit, unless such audit, which covers the entire Calendar Year, discloses a variance to the detriment of the auditing Party of more than [*] from the amount of the original report, royalty or payment

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

calculation, in which case the audited Party will bear the full cost of the performance of such audit. The results of such audit will be final, absent manifest error.
8.9    Taxes.
(a)    Taxes on Income. Each Party will pay all taxes (including related interest and penalties) imposed on its share of income arising directly or indirectly from the efforts of, or the accrual, receipt or deemed receipt of any payment by, such Party under this Agreement.
(b)    Tax Withholding. If any taxes (including related interest and penalties) are required to be withheld by a Party with respect to an amount payable to the other Party, such Party will: (a) withhold such taxes from the payment made to the other Party; (b) timely pay the withheld taxes to the proper taxing authority; (c) send proof of payment to the other Party; and (d) reasonably assist the other Party in its efforts to obtain a refund of or credit for such tax payment in accordance with Section 8.9(c). Any amount actually withheld and remitted by a Party to a taxing authority pursuant to this Section 8.9(b) will be treated for all purposes of this Agreement as paid to the other Party. If a Party makes a payment without deduction for tax withholding and an amount of tax should have been withheld from such payment, the Party that made such payment shall be entitled to recover the underwithheld tax (and any penalties, additions to tax and interest related thereto and any penalties, additions to tax and interest payable by the paying Party due to the failure to timely withhold) by an additional withholding from any amount payable to the other Party under this Agreement, and to the extent such recovery is insufficient, such Party may make a claim pursuant to ARTICLE 11. No amount shall be withheld, or a reduced amount shall be withheld, as applicable, if, in accordance with Section 8.9(c), a Party that is entitled to a payment timely furnishes the other Party with the necessary tax forms and other documents prescribed by applicable Laws, which shall be in a form reasonably satisfactory to the Party receiving the documents, identifying that the relevant payment is exempt from tax or subject to a reduced tax rate.
(c)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by one Party to the other Party under this Agreement. The Party entitled to a payment will provide the paying Party with any tax forms that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.
ARTICLE 9

INTELLECTUAL PROPERTY MATTERS
9.1    Ownership of Inventions.
(a)    General. Licensee will own any Inventions invented (a) solely by its own employees, agents or independent contractors and (b) jointly by employees, agents or independent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

contractors of each Party, in the course of conducting the activities under this Agreement, together with all intellectual property rights therein (“Licensee Inventions”). Licensor will own any Inventions invented solely by its own employees, agents or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Licensor Inventions”), all of which, for the avoidance of doubt, constitute Licensor Technology and are included in the license in Section 2.1.
(b)    United States Law. The determination of ownership rights of Inventions shall, for the purposes of this Agreement, be made in accordance with applicable Law in the U.S. Each Party shall, and does hereby, assign, and shall cause its Affiliates and their sub(licensees) and Sublicensees to so assign, to the other Party, without additional compensation, all right, title and interest in and to any Information and other Inventions as necessary to fully effect the ownership provided for in Section 9.1(a).
(c)    Assignment Obligation. Each Party shall cause all persons who perform Development activities or regulatory activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Inventions by or on behalf of either Party or its Affiliates or its or their (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person to agree to such assignment obligation despite such party’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license under) their rights in any Inventions resulting therefrom to such Party, except where applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license, shall be obtained). In addition, each Party shall require (and shall cause its Affiliates and Sublicensees to require) that any Third Party collaborator assign to such Party all of its rights, title and interest in and to any Inventions so to fully effect the ownership provided for in Section 9.1(a).
9.2    Disclosure of Inventions; Patent Strategy Consultation. Each Party will promptly disclose to the other Party all Inventions (whether Licensor Inventions or Licensee Inventions), including any Invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing Inventions that are either Licensor Inventions or Licensee Inventions, and all material Information relating to such Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent, and the determination of inventorship, with respect to such Invention.
9.3    Prosecution of Patents.
(a)    Subject to Section 9.3(b), as between the Parties, Licensee may prepare, file, prosecute and maintain the Licensee Patents, the Licensor Patents and any Patent covering Licensor Inventions directed to any Product, including the manufacture or use thereof (collectively, the “Licensee Prosecuted Patents”). As between the Parties, Licensee will bear and be solely responsible for all costs incurred after the Effective Date only in connection with the preparation, filing, prosecution or maintenance of any Licensee Prosecuted Patent that it chooses to prepare, file, prosecute or maintain in the Territory. Before any substantive prosecution filing, Licensee will provide Licensor with a reasonable opportunity to review and comment on such prosecution efforts

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

regarding the Licensee Prosecuted Patents as follows: Licensee will promptly provide Licensor with copies of all material communications from any patent authority regarding the Licensee Prosecuted Patents, and will provide Licensor, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses. Licensee will consider in good faith any reasonable comments thereto provided by Licensor in connection with the prosecution of the Licensee Prosecuted Patents. Each Party will provide the other Party all reasonable assistance and cooperation (at the other Party’s cost) in the Patent prosecution efforts provided in this Section 9.3(a), including executing any other required documents or instruments for such filings and prosecution.
(b)    If Licensee decides not to prepare or file, or to abandon, any Licensee Prosecuted Patent or not to apply for an extension of any Licensee Prosecuted Patent, including a supplementary protection certificate or equivalent thereof, anywhere in the Territory, Licensee will promptly notify Licensor and Licensor may assume Licensee’s rights and responsibilities under this Section 9.3 with respect to such Licensee Prosecuted Patent, and in connection with assuming such rights and responsibilities, including responsibility for costs, Licensor may prepare, file, prosecute, or maintain such Licensee Prosecuted Patent or apply for any extension (including a supplementary protection certificate or equivalent thereof) and Licensor will thereafter control the prosecution and maintenance of such Licensee Prosecuted Patent in the Territory; provided that any such Licensee Prosecuted Patent that is a Licensor Patent, shall thereafter be excluded from the definition of “Licensor Patents” for purposes of the license grant in Section 2.1(a).
9.4    Patent Enforcement.
(a)    Notification. If either Party becomes aware of any existing or threatened infringement of any of the Licensee Patents or the Licensor Patents in the Field anywhere in the Territory by a Third Party, including any declaratory judgment, and opposition, post-grant administrative proceedings, or similar action from a Third Party alleging the invalidity, unenforceability, or non-infringement of any of the Licensee Patents or Licensor Patents (“Territory Infringement”), such Party will promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Territory Infringement.
(b)    Enforcement Rights. For any Territory Infringement, each Party will share with the other Party all Information available to it regarding such actual or alleged infringement. As between the Parties, Licensee may bring an appropriate suit or other action against any person or entity engaged in any such Territory Infringement which infringes any Licensee Patent or any Licensor Patent that includes claims directed to any Product, at Licensee’s cost and expense. Licensor will take appropriate action to enable Licensee to commence a suit or take the actions set forth in the preceding sentence. If Licensee fails to commence a suit to enforce the applicable Licensor Patents against such Territory Infringement or to settle or otherwise secure the abatement of such Territory Infringement within one hundred eighty (180) days after becoming aware of such Territory Infringement, then Licensor may commence a suit or take action to enforce such Licensor Patents against such Territory Infringement at its own cost and expense. In this case, Licensee will take

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

appropriate actions to enable Licensor to commence a suit or take the actions set forth in the preceding sentence.
(c)    Collaboration. Each Party will provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including executing all necessary and proper documents and if required to establish and maintain standing to join such action as a party plaintiff if required by Law to pursue such action, provided that the Party so joined as a party plaintiff shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to such action, and the enforcing Party agrees to fully indemnify, defend and hold harmless the other Party from and against all Claims (including reasonable legal fees and expenses) incurred by the other Party relating thereto. Each Party will additionally use Commercially Reasonable Efforts to have joined to such action as a party plaintiff any Third Party whose joinder is required by law to establish and maintain standing to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, will reasonably consider the other Party’s comments on any such efforts, and will seek consent of the other Party in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent will not be unreasonably withheld, conditioned or delayed. The non-enforcing Party may obtain separate representation in such matter by counsel of its own choice and at its own expense, but such Party will at all times cooperate fully with the enforcing Party, subject to the provisions of Section 9.4(d).
(d)    Settlement. Licensor will not settle any claim, suit or action that it brought under Section 9.4(b) in any manner that would negatively impact the applicable Licensor Patents or that would limit or restrict the ability of Licensee to Develop, make, have made or Commercialize Products anywhere in the Territory in the Field, without the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed. Nothing in this Article 9 requires Licensee to consent to any settlement that is reasonably anticipated by Licensee to have a substantially adverse impact upon any Licensor Patent in the Territory, or to the Development, manufacture or Commercialization of Products in the Territory in the Field. Licensee will not settle any Territory Infringement Action that (i) includes any statement that may be used as an admission of invalidity or unenforceability of any Licensor Patents, or (ii) imposes any material obligations on Licensor, or admits fault on behalf of Licensor, in each case without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    Expenses and Recoveries. The enforcing Party bringing a claim, suit, or action under Section 9.4(b) will pay for any expenses incurred by such Party as a result of such claim, suit, or action. If such Party recovers monetary damages in such claim, suit or action, such recovery will be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts will be retained as follows: (i) if Licensee is the enforcing Party, then the remaining amount attributable to a recovery for lost sales or profits shall be deemed “Net Sales” in the Calendar Year in which the money is actually received, and Licensee shall pay the corresponding royalty on such amount to Licensor in accordance with Section 8.3, and (ii) if Licensor is the enforcing Party, then Licensor shall retain [*] of such remaining amount and shall pay [*] to Licensee.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f)    Hatch Waxman Litigation. Notwithstanding anything herein to the contrary, should a Party receive a certification under 21 U.S.C. § 355 (j)(2)(A)(vii)(iv) and 21 C.F.R. § 314.94 (a)(12)(i)(A)(4) with respect to one or more Licensor Patents or Licensee Patents pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Licensee shall have ten (10) Business Days from date on which it receives or provides a copy of such certification to provide written notice to Licensor (“Paragraph IV Notice”) whether Licensee will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such ten (10) Business Day period expire without Licensee providing such Paragraph IV Notice to Licensor or with written notification that Licensee has no intention to bring suit under the Hatch-Waxman Act, then Licensor shall be free to immediately bring suit in its name.
9.5    Infringement of Third Party Rights. If a Product made, used, offered for sale or sold by Licensee, its Affiliates or Sublicensees, the Licensor Technology and/or the Licensee Technology becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory (each such claim or assertion a “Third Party Patent Claim”), Licensee will promptly notify Licensor and the Parties will work toward their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties will promptly meet to consider the Third Party Patent Claim and the appropriate course of action. Licensee will defend any such Third Party Patent Claim that pertains solely to patents that include claims directed to any Product; provided that the provisions of Section 9.4 govern the right of Licensee to assert a counterclaim of infringement of any Licensee Patent or any Licensor Patents. Notwithstanding the above, Licensee shall not enter into any settlement of any Third Party Patent Claim without the prior written consent of Licensor if such settlement would require the Licensor to be subject to an injunction or to make any monetary payment to the Licensee or Third Party, or admit any wrongful conduct Licensor or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Licensor Patents, without Licensor’s prior written consent, which shall not be unreasonably withheld.
9.6    Patent Marking. Licensee and its Affiliates and Sublicensees will mark any Product marketed and sold by Licensee or its Affiliates or Sublicensees hereunder with appropriate patent numbers or indicia; provided, however, that Licensee will only be required to so mark such Product (a) to the extent such markings or such notices would affect recoveries of damages or equitable remedies available under Laws with respect to infringement of Patents in the Territory or (b) as otherwise required by applicable Law.
9.7    Packaging; Trademarks. Licensee will design all final commercial packaging and labeling of Product for use in the Territory, and may select the brand name of Products in the Territory and register any trademarks resulting therefrom at Licensee’s sole cost and expense.
9.8    Common Interest Agreement. To the extent necessary or advisable, the Parties will enter into a common interest agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1    Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to Licensor as follows, as of the Effective Date:
(a)    Due Organization. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it was incorporated or formed;
(b)    Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of Licensee, and constitutes a legal, valid, and binding obligation of Licensee that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally, and general principles of equity;
(c)    No Conflict. The execution and delivery of this Agreement, the performance of Licensee’s obligations hereunder, and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Laws existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of Licensee; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of Licensee or any of its Affiliates existing as of the Effective Date;
(d)    Other Rights. Neither Licensee nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other person obtaining any interest in, or that would give to any other person any right to assert any claim in or with respect to, any of Licensee’s rights under this Agreement;
(e)    No Violation. Neither Licensee nor any of its Affiliates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Licensee’s obligations hereunder; and
(f)    No Debarment. As of the Effective Date, none of Licensee’s employees, consultants or contractors:
(i)    is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Laws of any Regulatory Authority;
(ii)    has, to Licensee’s knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S. C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; and
(iii)    is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S. C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs.
(g)    Valid Issuance. The Shares have been duly authorized and, when issued, sold and delivered in accordance with this Agreement for the consideration expressed herein will be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges and encumbrances of any nature whatsoever except for restrictions on transfer under this Agreement and the Lock Up Agreement, and under applicable federal and state securities laws.
(h)    SEC Filings. Licensee has timely made all filings (“SEC Filings”) required to be made by it pursuant to applicable securities laws (including without limitation, all filings required under the Securities Exchange Act of 1934), and none of such SEC Filings contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
10.2    Licensor Representations, Warranties and Covenants. Licensor represents, warrants and covenants to Licensee as follows, as of the Effective Date:
(a)    Due Organization. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it was incorporated or formed;
(b)    Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of Licensor, and constitutes a legal, valid, and binding obligation of Licensor that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally, and general principles of equity;
(c)    No Conflict. The execution and delivery of this Agreement, the performance of Licensor’s obligations hereunder, and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Laws existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of Licensor; and (iii) do not and will not conflict with,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

violate, breach or constitute a default under any contractual obligations of Licensor or any of its Affiliates existing as of the Effective Date;
(d)    Other Rights. Neither Licensor nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other person obtaining any interest in, or that would give to any other person any right to assert any claim in or with respect to, any of Licensor’s rights under this Agreement;
(e)    No Violation. Neither Licensor nor any of its Affiliates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Licensor’s obligations hereunder; and
(f)    No Debarment. As of the Effective Date, none of Licensor’s employees, consultants or contractors:
(i)    is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Laws of any Regulatory Authority;
(ii)    has, to Licensor’s knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S. C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; and
(iii)    is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S. C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs.
(g)    Title; Encumbrances. (i) Licensor Controls all Licensor Technology and has sufficient legal or beneficial title, ownership or license, rights, free and clear from any mortgages, pledges, liens, security interests, options, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of or to the Licensor Technology to grant the licenses to Licensee as purported to be granted pursuant to this Agreement; and (ii) Licensor has received no notice that any Third Party has taken any action before any patent and trademark office (or similar Governmental Authority), which would render any of the Licensor Technology invalid or unenforceable;
(h)    Notice of Infringement or Misappropriation; Non-Infringement of Rights by Third Parties. To the knowledge of Licensor, no Third Party is infringing or has infringed the Licensor Technology or is misappropriating the Licensor Know-How existing as of the Effective Date. In addition, it has not received any written notice from any Third Party asserting or alleging that (i) any research, Development or manufacture of CX-01 or any Product before the Effective Date infringed or misappropriated the intellectual property rights of such Third Party or (ii) the exercise of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensee’s rights as granted under this Agreement infringes or would infringe any Third Party intellectual property rights;
(i)    Non-Infringement of Third Party Rights. To the knowledge of Licensor, the Development, manufacture and Commercialization of CX-01 and any Product can be carried out in the manner reasonably contemplated as of the Effective Date without infringing any issued patents or pending applications Controlled by a Third Party.
(j)    Non-Assertion by Third Parties. No Third Party has asserted, or threatened, in writing, legal action asserting, that the Licensor Patents are invalid or unenforceable;
(k)    No Proceeding. There are no pending, and to Licensor’s knowledge, no threatened, adverse actions, claims, investigations, suits or proceedings against Licensor or any of its Affiliates, at Law or in equity, or before or by any Governmental Authority, involving the Licensor Technology, CX-01 or any Product, nor to Licensor’s knowledge has any such adverse action, claim, investigation, suit or proceeding been brought or threatened since the inception of Licensor as a company, in each case, which has been resolved in a manner that impairs any of Licensor’s rights in and to any such Licensor Technology, CX-01 or Product;
(l)    No Consents. Licensor possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate Governmental Authorities necessary to conduct its business as pertains to CX-01 and any Product and no authorization, consent, approval of a Third Party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution, delivery or performance of this Agreement by Licensor; (ii) the consummation by Licensor of the transactions contemplated hereby; or (iii) prevention of the termination of any right, privilege, license or agreement relating to the Licensor Technology or the continuation thereof following the Effective Date;
(m)    No Non-Competition Agreements. Neither Licensor nor any of its Affiliates are bound by any non-competition agreements related to CX-01 or any Product;
(n)    Compliance with Laws. To Licensor’s knowledge, Licensor has complied with all Laws in connection with the prosecution of the Licensor Patents, including the duty of candor owed to any patent office pursuant to such Laws;
(o)    No Grant of Rights. Licensor has not granted any rights with respect to CX-01 or any Product in the Territory, in each case, to any person or entity other than Licensee;
(p)    No Unauthorized Use. Neither Licensor nor any of its Affiliates has received any written notice of any unauthorized use, infringement, misappropriation, or dilution by any person, including any current or former employee or consultant of Licensor or its Affiliates, in respect of CX-01 or any Product or any of the Licensor Technology;
(q)    Licensor Patents and Patent Applications. (i) The Licensor Patents listed on Schedule 1 are the only patents and patent applications relating to CX-01 and any Product, including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the use and methods of manufacture of CX-01 and any Product, in which Licensor has an interest (whether as owner, licensee or otherwise) either alone or jointly with any Third Party, and (ii) Licensor does not have knowledge of any Information which leads it to believe that any issued patents included in the Licensor Patents are invalid or unenforceable;
(r)    Renewal and Maintenance Fees. All material renewal and maintenance fees due as of the Effective Date with respect to the prosecution and maintenance of the Licensor Patents have been paid, and to Licensor’s knowledge, all issued patents within the Licensor Patents, and each claim set forth therein are in full force and effect and are valid and enforceable;
(s)    Access to Information. Licensor has allowed, and will continue to allow, Licensee access to all material information in Licensor’s possession or control (i) containing the results of all Development, preclinical testing and clinical testing of CX-01 and any Product; (ii) concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to CX-01 and any Product; and (iii) in respect of the Licensor Technology, CX-01 and any Product, all of which information (referred to in clauses (i), (ii) and (iii) above) is true and correct in all material respects;
(t)    Inventors. The inventors named in the Licensor Patents are, to Licensor’s knowledge, all of the true inventors for such Licensor Patents and each of such inventors has assigned to Licensor or its Affiliates all of his or her right, title and interest to such Licensor Patents and the inventions described therein;
(u)    Employee Confidentiality Agreements. All current and former employees and paid consultants (in the case of academic consultants, those acting outside the scope of their academic affiliation) of Licensor and its Affiliates who are or have been substantively involved in the conception, design, review, evaluation, reduction to practice, or development of the Licensor Technology, CX-01 or any Product have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in Licensor exclusive ownership of the Licensor Technology, CX-01 and any Product;
(v)    Third Party Confidentiality. No Third Party has any Licensor Know-How in its possession or control which is not subject to continuing obligations of confidentiality owed to Licensor or its Affiliates for at least the duration of the Term;
(w)    Provision of Material Contracts. Licensor has disclosed to Licensee all material contracts relating to the Licensor Technology or the Development, manufacture or Commercialization of CX-01 or any Product and is not in material breach or default of any such material contracts;
(x)    Safety and Efficacy. Licensor is not aware of any problems concerning the safety or efficacy of CX-01 or any Product (including any of their ingredients) or of any questions raised by any Regulatory Authority with respect thereto, and Licensor has informed Licensee of all adverse drug reactions known to Licensor relating to CX-01 and each Product or their use;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(y)    Good Practices. The Development and manufacture of CX-01 and each Product have been carried out in accordance with GLP, GCP and GMP, as applicable;
(z)    Regulatory Matters.
(i)    Licensor has provided or made available, when requested by Licensee to conduct its due diligence review, any and all documents and communications in its possession from and to any Governmental Authority, or prepared by any Governmental Authority, related to CX-01 or any Product, that may bear on the compliance with the requirements of any Governmental Authority, including any notice of inspection, inspection report, warning letter, deficiency letter, or similar communication;
(ii)    All CX-01 preclinical Development and Clinical Studies conducted by or on behalf of Licensor or any of its Affiliates were, and, if still pending, are being, conducted in in accordance with all applicable Laws, including the FD&C Act and 21 C.F.R. Parts 50, 54, 56, 58 and 312. As applicable to each CX-01 Clinical Study, each Clinical Study was, and if ongoing, is being, conducted pursuant to a valid investigational new drug (IND) application and any other required comparable clinical trial authorizations, and the Licensor has submitted to the FDA (and, as applicable, other comparable Regulatory Authorities) all required reports, including all required safety reports and annual reports;
(iii)    Neither Licensor nor any of its Affiliates has received, with respect to CX-01 or any Product, any oral or written communication (including any warning letter, untitled letter, or similar notices) from any Governmental Authority and, there is no action pending or, to Licensor’s knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to CX-01 or such Product, Licensor or any of its Affiliates is not currently materially in compliance with any and all Laws implemented by such Governmental Authority. Neither Licensor nor any of its Affiliates has received any written notice from any Governmental Authority or Institutional Review Board (or comparable board or committee) (A) claiming that the research, development, manufacture, use, offer for sale, sale, or import of CX-01 or any Product is not in material compliance with all Laws and permits, or (B) requiring, requesting, or recommending the termination or suspension of any CX-01 Clinical Study;
(iv)    To Licensor’s knowledge, none of Licensor, any of its Affiliates or any of their respective officers, employees or agents has made, with respect to CX-01 or any Product, an untrue statement of a material fact to any Governmental Authority or failed to disclose a material fact required to be disclosed to such Governmental Authority; and
(v)    Licensor has been informed by the FDA that [*].
(aa)    Investment Representations.
(i)    Licensor is purchasing the Shares for its own account, for investment purposes only and not with a view to resale or distribution;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii)    Licensor is a corporation with total assets exceeding $5,000,000 and an Accredited Investor as such term is defined under the Securities Act of 1933 (the “1933 Act”) and the regulations promulgated thereunder;
(iii)    Licensor understands and acknowledges that none of the Shares have been registered under the 1933 Act, or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable state and provincial securities laws;
(iv)    immediately following the issuance of the Shares, Licensor (together with its Affiliates and the members of any “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934) in which it or its Affiliates is a member) will not directly or indirectly “beneficially own” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), or have the right to acquire (including by virtue of beneficially owning securities exercisable for Licensee’s common stock) any voting securities of Licensee other than the Shares;
(v)    Licensor has (i) reviewed Licensee’s filings with the SEC, including its most recently filed annual report on Form 10-K and all subsequent filings, (ii) received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares, and (iii) has had an opportunity to ask questions and receive answers from Licensee regarding the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares;
(vi)    Licensor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares; it acknowledges that it has not received any legal or tax advice from Licensee or any of its representatives with respect the transactions contemplated hereby and has consulted such legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Shares;
(vii)    Licensor is not buying the Shares as a result of any advertisement, article, notice, or other form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) regarding the Shares;
(viii)    Licensor is not engaged in the business of a broker-dealer, is not a registered broker dealer under the Securities Exchange Act of 1934, and is not a member of the Financial Industry Regulatory Authority, Inc.;
(ix)    Licensor’s principal executive office, place of business and the location where it determined to acquire the Shares is in Florida;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(x)    Licensor has not, directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with it, at any time since the 30th day immediately prior to the date of this Agreement, engaged in any transactions in the securities of Licensee (including any short sales as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934 and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements) or made any bids with any broker or dealer to purchase Licensee’s common stock; and
(xi)    no person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Licensee for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Licensor.
(bb)    Assets and Revenues. As of the date of its most recent regularly prepared financial statements, Licensor had total assets of less than $18 million and annual revenues of less than $18 million.
10.3    Covenants.
(a)    No Debarment. In the course of the Development and Commercialization of CX-01 and any Product, neither Party will use any employee, consultant or contractor:
(i)    who has been debarred under Section 306(a) or 306(b) of the FD&C Act or pursuant to the analogous Laws of any Regulatory Authority;
(ii)    who, to such Party’s knowledge, has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S. C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or otherwise pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term with such Party; and
(iii)    who is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or who has been convicted of a criminal offense that falls within the scope of 42 U.S. C. §1320a-7 but has not yet been excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs.
(b)    Each Party will notify the other Party promptly, but in no event later than five (5) Business Days, upon becoming aware that any of its employees or consultants has been excluded, debarred, suspended or is otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.
(c)    Compliance. Each Party and its Affiliates will comply in all material respects with all Laws in the Development, manufacture and Commercialization of CX-01 and any Products and the performance of its obligations under this Agreement, including where applicable the statutes,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S. C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other healthcare programs, as defined in 42 U.S. C. § 1320a-7b(f), the Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010, each as may be amended from time to time and each to the extent applicable;
(d)    Inventors. Licensor shall reimburse the inventors named in the Licensor Patents and Licensee shall have no obligation in respect of such reimbursement;
(e)    No Violation. Neither Licensor nor any of its Affiliates will enter into or otherwise have any obligation to any person or entity, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Licensor’s obligations hereunder;
(f)    Third Party Confidentiality. Licensor will maintain the confidentiality of the Licensor Know-How, and will ensure that no Third Party has any Licensor Know-How in its possession or Control which is not subject to continuing obligations of confidentiality owed to Licensor or its Affiliates for at least the duration of the Term; and
(g)    The CREATE Act. Each Party acknowledges and agrees that:
(i)    the provisions herein are intended to encompass and include a joint research agreement for the performance of experimental, developmental and research work as contemplated by 35 U.S.C. § 102(c), and that any invention made in connection with the activities contemplated in this Agreement, whether made solely by or on behalf of one Party or jointly by or on behalf of both Parties, is intended to and should have the benefit of the rights and protections conferred by Public Law 108-453, the Cooperative Research and Enhancement Act of 2004 as codified in 35 U.S.C. § 102(c) (the “CREATE Act”);
(ii)    in the event that a Party seeks to rely on the foregoing and invoke the CREATE Act with respect to any invention that is the subject of a patent application filed by or on behalf of such Party, such Party will give prior written notice(s) to the other Party of its intent to invoke the CREATE Act and of each submission or disclosure such Party intends to make to any patent and trademark office (or similar Governmental Authority) pursuant to the CREATE Act, including: (A) any disclosure of or regarding the existence or contents of this Agreement to any patent and trademark office (or similar Governmental Authority); (B) the disclosure of any “subject matter developed by the other Party” (as such term is used in the CREATE Act) in, without limitation, an information disclosure statement, or (C) the filing of any terminal disclaimer over the intellectual property of the other Party, it being agreed that no such submission, disclosure or filing shall be made by such Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed;
(iii)    without limiting Section 10.3(g)(ii) above, it shall not be a violation of confidentiality obligations hereunder for a Party, as necessary in connection with the invocation of the CREATE Act, to disclose to any patent and trademark office (or similar Governmental

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Authority) (A) the intellectual property of the other Party in, without limitation, an information disclosure statement or (B) this Agreement, provided that such Party exercises reasonable efforts to limit the scope of such disclosure as strictly necessary to invoke the CREATE Act, including by reasonably redacting the material terms of this Agreement before any such disclosure; and
(iv)    without limiting Section 10.3(g)(ii) above, each Party will provide reasonable cooperation to the other Party in connection with such other Party’s efforts to invoke and rely on the CREATE Act.
(h)    MTAs. Licensor hereby covenants to use its Commercially Reasonable Efforts to assign, grant, convey and transfer to Licensee all of the rights, title and interests of Licensor in and to each of the MTAs, as soon as practicable after the Effective Date. Until such time as the assignment of each of the MTAs is effective, Licensor may only take any action under each such MTA at Licensee’s direction and upon Licensee’s prior written consent.
10.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 11

INDEMNIFICATION
11.1    Indemnification by Licensor. Licensor will, at its sole expense, defend, indemnify, and hold Licensee and its Affiliates and their respective officers, directors, shareholders or owners, employees, and agents (the “Licensee Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, losses, liabilities, taxes, costs, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) Development of CX-01 or any Product by or on behalf of Licensor or its Affiliates or its or their sublicensees (other than Licensee and its Affiliates), (b) the breach of any of Licensor’s obligations under this Agreement, including Licensor’s representations and warranties, covenants and agreements, or (c) the willful misconduct or negligent acts of Licensor, its Affiliates, or the officers, directors, employees, or agents of Licensor or its Affiliates. The foregoing indemnity obligation will not apply (i) to the extent that (x) the Licensee Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Licensor’s defense of the relevant Claims is prejudiced by such failure or (y) such Claims arise out of or result from the gross negligence or willful misconduct of Licensee or its Affiliates, or any related breach by Licensee of its representations, warranties or covenants or any other obligation of Licensee hereunder; or (ii) to Claims for which Licensee has an obligation to indemnify Licensor pursuant to Section 11.2, as to which Claims each Party will indemnify the other to the extent of its respective liability for such Claims.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.2    Indemnification by Licensee. Licensee will, at its sole expense, defend, indemnify, and hold Licensor and its Affiliates and their respective officers, directors, shareholders or owners, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all Third Party claims to the extent that such Claims arise out of, are based on, or result from (a) Development or Commercialization of CX-01 or any Products by or on behalf of Licensee or its Affiliates or its or their Sublicensees, (b) the breach of any of Licensee’s obligations under this Agreement, including Licensee’s representations and warranties, covenants and agreements or (c) the willful misconduct or negligent acts of Licensee, its Affiliates, or the officers, directors, employees, or agents of Licensee or its Affiliates. The foregoing indemnity obligation will not apply (i) to the extent that (x) the Licensor Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Licensee’s defense of the relevant Claims is prejudiced by such failure or (y) such Claims arise out of or result from the gross negligence or willful misconduct of Licensor or its Affiliates, or any related breach by Licensor of its representations, warranties or covenants hereunder; or (ii) to Claims for which Licensor has an obligation to indemnify Licensee pursuant to Section 11.1, as to which Claims each Party will indemnify the other to the extent of its respective liability for such Claims.
11.3    Indemnification Procedures. The Party claiming indemnity under this ARTICLE 11 (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of a Claim. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party may assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party will not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this ARTICLE 11.
11.4    Limitation of Liability. EXCEPT (A) IN THE EVENT OF THE FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 12, (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11 OR (C) IN CONNECTION WITH ANY MISREPRESENTATION, BREACH OR INACCURACY OF ANY REPRESENTATION MADE BY A PARTY, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, REMOTE, EXEMPLARY OR SPECULATIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY.
11.5    Insurance. Each Party shall procure and maintain product liability insurance in the amount of [*], or shall self-insure, in each case in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested or commercially distributed or sold by such Party. Each Party shall procure insurance or self-insure at its own expense. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice of cancellation or non-renewal of such insurance.
ARTICLE 12

CONFIDENTIALITY
12.1    Confidentiality. Each Party agrees that, during the Term and, subject to Section 12.5, for a period of ten (10) years thereafter, it and its Affiliates will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it or its Affiliate by or on behalf of the other Party or its Affiliate pursuant to this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties. The foregoing confidentiality and non-use obligations do not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party or its Affiliate;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliate;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d)    was disclosed to the receiving Party or its Affiliate by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party or its Affiliate; or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party or its Affiliate may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)    such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;
(b)    such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, licensees, sublicensees, attorneys, accountants, lenders, insurers or licensors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use no less stringent than those contained in this Agreement;
(c)    such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use having a minimum term of five (5) years from the date of the relevant agreement or the date of disclosure, as set forth in such agreement; or
(d)    such disclosure is reasonably necessary to comply with Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or other order.
Notwithstanding the foregoing, if a Party or its Affiliate is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party will promptly notify the other Party of such required disclosure and, upon the other Party’s request, such Party and its Affiliates will use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3    Technical Publication. The Parties will ensure that all publications, and other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise relating to any Product (each of the foregoing, a “Publication”) comply with the strategy established by the JDC. Neither Party nor their Affiliates will submit for publication, publish or present a Publication without the opportunity for prior review by the non-publishing Party, except to the extent required by Laws. A Party seeking, or whose Affiliate is seeking, to submit, publish or present a Publication will provide the non-publishing Party the opportunity to review and comment on the proposed Publication at least fifteen (15) days before its intended submission for publication or presentation. The non-publishing Party will provide the Party seeking, or whose Affiliate is seeking, to publish or present with its comments in writing, if any, within ten (10) days after receipt of such proposed Publication. The Party seeking, or whose Affiliate is seeking, to publish or present will consider in good faith any comments thereto provided by the non-publishing Party and will comply with the non-publishing Party’s request to remove any and all of the non-publishing Party’s Confidential Information from the proposed Publication. In addition,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the Party seeking, or whose Affiliate is seeking, to publish or present will delay the submission for a period of up to thirty (30) days if the non-publishing Party can demonstrate reasonable need for such delay to prepare and file a patent application for which it has prosecution control pursuant to this Agreement. If the non-publishing Party fails to provide its comments to the Party seeking, or whose Affiliate is seeking, to publish or present within such ten (10)-day period, the non-publishing Party will be deemed not to have any comments, and the Party seeking, or whose Affiliate is seeking, to publish or present may submit for publication or present in accordance with this Section 12.3 after the fifteen (15)-day period has elapsed. The Party seeking, or whose Affiliate is seeking, to publish or present will provide the non-publishing Party a copy of the manuscript, abstract or presentation at the time of the submission or presentation, as applicable. Each Party agrees to acknowledge the contributions of the non-publishing Party and its Affiliates and their employees in all publications, as scientifically appropriate.
12.4    Publicity; Terms of Agreement.
(a)    The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.4.
(b)    The Parties will make a joint public announcement of the execution of this Agreement in a mutually agreed form, which will be issued within four (4) Business Days after the Effective Date, as agreed by the Parties. In addition, Licensee will file a Current Report on Form 8-K with the SEC.
(c)    After release of such press release and filing of Licensee’s Current Report on Form 8-K, if either Party or its Affiliate desires to make a public announcement concerning the material terms of this Agreement, or any clinical or regulatory announcements, such Party will give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided), such approval not to be unreasonably withheld. A Party commenting on such a proposed announcement will provide its comments, if any, within three (3) Business Days after receiving the announcement for review, or such shorter period as may be reasonably required in order for the proposing Party to comply with any applicable deadline for making such announcement (as such deadline is communicated by the proposing Party to the commenting Party). In addition, where required by Laws, including regulations promulgated by applicable securities exchanges, such Party or its Affiliate may make a press release (or SEC or other regulatory filing) announcing the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approvals in the Territory as they occur, or any other material event with respect to this Agreement or the Parties’ performance thereof, subject only to the review procedure set forth in the preceding sentence; provided that the review period will be reduced to two (2) Business Days (or such shorter period as may be reasonably required in order for the proposing Party to comply with any applicable deadline for making such press release (or SEC or other regulatory filing), as such deadline is communicated by the proposing Party to the commenting Party) if the deadline for making such disclosure is five (5) or fewer Business Days after such achievement or event. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release (or SEC

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

or other regulatory filing) within the prescribed time for commentary, but will not withhold, condition, or delay its consent to disclosure of the information that the relevant milestone or Regulatory Approval has been achieved or material event has occurred. Neither Party nor their Affiliates are required to seek the permission of the other Party to repeat or summarize any information regarding the terms of this Agreement that has already been substantially publicly disclosed by such Party or its Affiliate, or by the other Party or its Affiliate, in accordance with this Section 12.4, if such information remains accurate as of such time. Notwithstanding the foregoing, Licensee shall not be obligated to obtain Licensor’s approval of, or to provide Licensor the opportunity to review and comment on, Licensee’s public announcements concerning the Product, provided that Licensee provides Licensor with reasonable prior notice of material public announcements with respect thereto.
(d)    The Parties acknowledge that either or both Parties may be obligated to file under Laws a copy of this Agreement with the U.S. Securities and Exchange Commission (“SEC”) or other Governmental Authorities. Each Party will make such a required filing and will request confidential treatment of the commercial terms and sensitive technical or other competitively sensitive terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show the provisions for which such Party intends to seek confidential treatment and will reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.
12.5    Return of Confidential Information. Except as otherwise set forth in this Agreement, upon termination of this Agreement, the receiving Party will promptly return all of the disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the receiving Party may retain a reasonable number of archival copies as may be required by law or its standard document retention policies.
12.6    Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.
12.7    Exclusive Property. All Confidential Information is the sole and exclusive property of the disclosing Party and the permitted use thereof by the receiving Party for purposes of its performance hereunder will not be deemed a license or other right of the receiving Party to use any such Confidential Information for any other purpose.
ARTICLE 13

TERM AND TERMINATION
13.1    Term. This Agreement becomes effective on the Effective Date, and, unless sooner terminated as specifically provided in this Agreement, continues in effect on a country-by-country basis until the expiration of all payment obligations hereunder (the “Term”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.2    Unilateral Termination by Licensee.
(a)    Termination Upon Written Notice. Notwithstanding any other provision of this Agreement, Licensee may at any time terminate this Agreement, on a country-by-country basis, or in its entirety, upon sixty (60) days’ prior written notice to Licensor.
(b)    Effect of Termination. Upon termination of this Agreement pursuant to Section 13.2(a), (i) all rights and the licenses granted to Licensee by Licensor for any terminated country(ies) shall immediately terminate and, subject to this Section 13.2(b), all future obligations of each Party and its Affiliates under this Agreement with respect to any terminated country(ies) will immediately cease, (ii) Licensee will stop recruiting for any ongoing Clinical Studies for the terminated country(ies) and will terminate them in accordance with ethical guidelines, and (iii) at Licensor’s request, Licensee shall negotiate in good faith with Licensor commercially reasonable financial terms upon which Licensee would assign to Licensor rights in any Information, Inventions and Regulatory Materials controlled by Licensee with respect to Product(s) relating to the terminated portions of this Agreement.
13.3    Termination for Breach.
(a)    Termination Upon Written Notice. Each Party (the “Non-Breaching Party”) may terminate this Agreement on a country-by-country basis, or in its entirety, immediately upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail (a “Default Notice”), fails to cure such material breach within ninety (90) days after delivery of the Default Notice (or within thirty (30) days after delivery of the Default Notice if such material breach is solely based on the Breaching Party’s failure to pay any amounts due hereunder). If a Party gives notice to the Breaching Party pursuant this Section 13.3(a) as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor, either Party has referred the matter to arbitration pursuant to Section 14.1, in either case where the Breaching Party is in good faith disputing such basis for termination pursuant to this Section 13.3(a), then (i) such cure period will be suspended and (ii) this Agreement will not terminate, unless and until the chief executive officer of Licensor and the chief executive officer of Licensee resolve the dispute or the arbitrators issue a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier). If the arbitrators issue a final ruling or award upholding such basis for termination, then the cure period will resume, and the Breaching Party will have the remainder of the cure period to cure the material breach. If the material breach is so cured within the remainder of the cure period, then this Agreement will remain in full force and effect, otherwise this Agreement will terminate. If the arbitrators issue a final ruling rejecting such basis for termination, then this Agreement will remain in full force and effect.
(b)    Effect of Termination by Licensee. Upon termination by Licensee pursuant to Section 13.3(a), (i) all rights and the licenses granted to Licensee by Licensor under the terminated portions of this Agreement shall immediately terminate and, subject to this Section 13.3(b), all future obligations of each Party and its Affiliates under the terminated portions of this Agreement will immediately cease, (ii) Licensee will stop recruiting for any ongoing Clinical Studies with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

respect to the terminated portions of this Agreement and will terminate them in accordance with ethical guidelines, and (iii) at Licensor’s request, Licensee shall negotiate in good faith with Licensor commercially reasonable financial terms upon which Licensee would assign to Licensor rights in any Information, Inventions and Regulatory Materials controlled by Licensee with respect to Product(s) relating to the terminated portions of this Agreement.
(c)    Effect of Termination by Licensor. Upon termination by Licensor pursuant to Section 13.3(a), (i) all rights and the licenses granted to Licensee by Licensor for any terminated country(ies) shall immediately terminate and, subject to this Section 13.3(c), all future obligations of each Party and its Affiliates under this Agreement with respect to any terminated country(ies) will immediately cease, (ii) Licensee will stop recruiting for any ongoing Clinical Studies for any terminated country(ies) and will terminate them in accordance with ethical guidelines, and (iii) all rights in any Product(s), Licensor Technology and Licensee Technology (other than Licensee Technology that is purchased from a Third Party other than Licensor) and Regulatory Materials with respect to such terminated country(ies), shall be automatically assigned to Licensor.
13.4    Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued before the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions will survive any expiration or termination of this Agreement: ARTICLE 1 (Definitions), Section 2.4 (Exclusivity Covenant), Section 8.7 (Records), Section 8.8 (Audits), Section 8.9 (Taxes), ARTICLE 11 (Indemnification), ARTICLE 12 (Confidentiality), ARTICLE 13 (Term and Termination), ARTICLE 14 (Dispute Resolution), and ARTICLE 15 (Miscellaneous).
ARTICLE 14

DISPUTE RESOLUTION
14.1    Arbitration. In the event of any disputes, controversies or differences between the Parties (except for disputes arising from the JDC, which will be handled pursuant to Section 3.1(d)), arising out of, in relation to, or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Agreement a (“Dispute”), then upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts include at least one in-person meeting between the most senior executive officer of Licensor and the chief executive officer of Licensee (or their respective designees). If the Dispute is not resolved within thirty (30) days following the written request for amicable resolution, then either Party may then initiate arbitration under this Section 14.1. Any Dispute that the Parties do not resolve through amicable resolution will be settled by final and binding arbitration administered by JAMS, Inc., the alternative dispute resolution company formerly known as Judicial Arbitration and Mediation Services, Inc., pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided. The number of the arbitrators will be three, with each Party selecting one arbitrator and those two arbitrators selected by the Parties then selecting the third arbitrator. The arbitration will be conducted in New York, New York. The language of the arbitration will be English. Judgment on the award may be entered in any court having jurisdiction. Except as may be required

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

by Law, neither Party may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.
14.2    Equitable Relief. Notwithstanding Section 14.1, each Party acknowledges that its breach of ARTICLE 12 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated by damages in an action at law. By reason thereof, each Party agrees that the other Party may, in addition to any other remedies it may have under this Agreement or otherwise, seek preliminary and permanent injunctive and other equitable relief from any state or federal court of competent jurisdiction in New York, New York to prevent or curtail any actual or threatened breach of ARTICLE 12 that is reasonably likely to cause it irreparable harm. In addition, notwithstanding Section 14.1, to the fullest extent provided by Law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Section 14.1.
14.3    Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof are governed by and construed under the Laws of the State of New York, without giving effect to any choice of law principles that would require the application of the Laws of a different state.
14.4    Patent and Trademark Disputes. Notwithstanding Section 14.1, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent or trademark rights outside the U.S. covering the manufacture, use, importation, offer for sale or sale of Product will be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.
ARTICLE 15

MISCELLANEOUS
15.1    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Development Plan, and any other documents delivered pursuant hereto or thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and thereto and their Affiliates with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and the Development Plan. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2    Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse will continue for so long as the condition constituting force majeure continues and the non-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure includes conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, and storm or like catastrophe. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than sixty (60) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement to mitigate the delays caused by such force majeure.
15.3    Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by email with non-automated confirmed read receipt or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:	Cantex Pharmaceuticals, Inc. 1792 Bell Tower Lane Weston, FL 33326
Attn: Chief Executive Officer Email: [*]

With copies to (which will not constitute notice):

The Law Office of Rodney H. Bell, P.A. 4200 Santa Maria Street Coral Gables, FL 33146
Attn: Rodney H. Bell Email: [*]
If to Licensee:	Chimerix, Inc. 2505 Meridian Parkway, Suite 100 Durham, NC 27713 Attn: Chief Executive Officer
Email: [*]

With a copy to (which will not constitute notice):

Chimerix, Inc. 2505 Meridian Parkway, Suite 100 Durham, NC 27713
Attn: General Counsel
Email: [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.4    No Strict Construction; Interpretation; Headings. The language in this Agreement is to be construed in all cases according to its fair meaning. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders. The word “or” is used in the disjunctive sense and the word “and” is used in the conjunctive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes”, whether or not followed by “without limitation” or “including, but not limited to,” or words of similar import, shall be construed to mean in each case including, without limiting the generality of any description preceding such term. The Parties agree that no meaning should be inferred about the use of “without limitation” or “including, but not limited to” in some instances but not others. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws will be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits and Schedules to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, and (viii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.
15.5    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent to its Affiliates or to a Third Party successor or transferee to all or substantially all of the assets of such Party in the Field to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights or obligations permitted hereunder will, in writing to the other Party, expressly assume performance of such rights or obligations; provided that in the case of an assignment to an Affiliate, the assigning Party shall remain primarily liable for performance under this Agreement. Any permitted assignment will be binding on the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 is null, void and of no legal effect.
15.6    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement is a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.7    Further Assurances and Actions. Each Party, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary to consummate or implement expeditiously the transactions contemplated by this Agreement.
15.8    Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held to be invalid, illegal, or unenforceable in any respect for any reason, the Parties will negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Law.
15.9    No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition or part, nor will it forfeit any rights, power or privilege to future enforcement thereof. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.
15.10    Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Licensor’s legal relationship to Licensee under this Agreement will be that of independent contractor and nothing in this Agreement gives either Party the power or authority to act for, bind, or commit the other Party in any way. This Agreement is not a partnership agreement. Nothing in this Agreement will be construed to establish a relationship of partners, principal and agent or joint venturers between the Parties or their respective employees or Affiliates. Nothing contained in this Agreement shall be construed to create a “separate entity” or “business entity” within the meaning of the U.S. Internal Revenue Code or the regulations thereunder and any foreign equivalents thereto. Neither Licensee nor Licensor will make any statements, representations, or commitments of any kind, or to take any action that is binding on the other, without the prior consent of the other Party to do so.
15.11    English Language. This Agreement was prepared in the English language, which language governs the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or by PDF. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.
15.13    Schedules. The disclosure of any matter in any Section of or on any Schedule to this Agreement will only be deemed to be a disclosure for the Section or subsection of this Agreement to which it corresponds in number, unless the applicability of such Schedule to any other Section is readily apparent. The disclosure of any matter in any Schedule to this Agreement will expressly not be deemed to (a) constitute an admission by either Party hereto, or (b) imply that any such matter is material for purposes of this Agreement.
15.14    Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.15    Section 365(n). The Parties acknowledge and agree that the licenses granted by the Parties pursuant to Sections 2.1 and 2.2 and all other rights granted under or pursuant to this Agreement are, for purposes of Section 365(n), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or analogous foreign provisions), and that this Agreement is an executory contract governed by Section 365(n) if a bankruptcy proceeding is commenced involving either Party (as licensor hereunder). Licensee, as the licensee of such rights under Section 2.1, retains and may fully exercise all of its rights and elections under the Bankruptcy Code. The foregoing provisions of this Section 15.15 are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other Laws.
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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

CANTEX PHARMACEUTICALS, INC.	CHIMERIX, INC.
By: /s/ Stephen Marcus	By: /s/ Mike Sherman
Name: Stephen Marcus	Name: Mike Sherman
Title: CEO	Title: President and CEO

SIGNATURE PAGE TO LICENSE AND DEVELOPMENT AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 1

LICENSOR PATENTS
[*]

164666393